Exhibit 32

CERTFICATION PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO SECTION 906 OF THE

SARBANES OXLEY ACT OF 2002

The undersigned executive officers of Cordia Bancorp Inc. (the “Company”) hereby certify that this Quarterly Report on Form 10-Q for the three months ended March 31, 2016 (the “Report’) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company as of and for the period covered by this report.

Date: May 16, 2016	/s/ O.R. (Ed) Barham, Jr.
O.R. (Ed) Barham, Jr.
President and Chief Executive Officer
(principal executive officer)

Date: May 16, 2016	/s/ Mark Severson
Mark Severson
Chief Financial Officer
(principal financial officer)